EXHIBIT 8


                                   April 7, 1995


Valley National Bancorp
1445 Valley Road
Wayne, New Jersey 07470
Attn: Mr. Gerald H. Lipkin, Chairman
       and Chief Executive Officer

Lakeland First Financial Group, Inc.
250 Route 10
Succasunna, New Jersey 07876
Attn: Michael Halpin, President
       and Chief Executive Officer

          Re:  Mergers of Lakeland First Financial Group, Inc.
               into Valley National Bancorp and Lakeland Savings
               Bank into Valley National Bank

Gentlemen:

          We have represented Valley National Bancorp ("Valley"), a New Jersey Corporation which is a registered bank holding company, and Valley National Bank ("VNB"), a federally chartered commercial banking corporation which is a wholly owned subsidiary of Valley, in connection with the proposed merger of Lakeland First Financial Group, Inc. ("Lakeland"), a New Jersey corporation which is a registered bank holding company, into Valley (the "Merger") and the proposed merger of Lakeland Savings Bank (the "Bank"), a New Jersey chartered savings bank which is a wholly owned subsidiary of Lakeland, into VNB (the "Bank Merger")(the "Merger" and the "Bank Merger," together, the "Mergers"). The foregoing merger transactions shall be effected pursuant to the provisions of an Agreement and Plan of Merger dated as of February 27, 1995 by and among Valley, VNB, Lakeland and the Bank (the "Merger Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.

          In connection with such representation, we have reviewed the Registration Statement (Form S-4) filed with the Securities Exchange Commission on April 7, 1995 pertaining to the Mergers (the "Registration Statement"), and, in our opinion, the information included in the section of the Registration Statement captioned "Federal Income Tax Consequences" accurately describes the material federal income tax consequences of such transactions.
In addition, annexed hereto is a form of opinion of this firm regarding federal income tax matters applicable to the Mergers (the "Closing Tax Opinion"), the delivery of which is a condition precedent to the consummation of the Mergers pursuant to the Merger Agreement. At this time, we expect to deliver such opinion at the closing of the Mergers.

          We hereby consent to our being designated as an expert in the Registration Statement with respect to the federal income tax consequences of the Mergers and to the inclusion of this letter as an exhibit to the Registration Statement.

                         Very truly yours,

                         PITNEY, HARDIN, KIPP & SZUCH

                                         _____________, 1995
 Valley National Bancorp
 1445 Valley Road
 Wayne, New Jersey 07470
 Attn:  Mr. Gerald H. Lipkin, Chairman
         and Chief Executive Officer

 Lakeland First Financial Group, Inc.
 250 Route 10
 Succasunna, New Jersey 07876
 Attn:  Michael Halpin, President
         and Chief Executive Officer

           Re: Mergers of Lakeland First Financial Group, Inc. into Valley National Bancorp and Lakeland Savings Bank into Valley National Bank

 Gentlemen:

           We have represented Valley National Bancorp ("Valley"), a New Jersey corporation which is a registered bank holding company, and Valley National Bank ("VNB"), a federally chartered commercial banking corporation which is a wholly owned subsidiary of Valley, in connection with the proposed merger of Lakeland First Financial Group, Inc. ("Lakeland"), a New Jersey corporation which is a registered bank holding company, into Valley (the
 "Merger") and the proposed merger of Lakeland Savings Bank (the "Bank"), a New Jersey chartered savings bank which is a wholly owned subsidiary of Lakeland, into VNB (the "Bank Merger"). The foregoing merger transactions shall be effected pursuant to the provisions of an Agreement and Plan of Merger dated as of February 27, 1995 by and among Valley, VNB, Lakeland and the Bank (the "Merger Agreement"). This opinion is delivered pursuant to Section 6.1(d) of the Merger Agreement. Capitalized terms used herein not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.

           Pursuant to the Merger Agreement, at the Effective Time the Merger shall be effected by the merger of Lakeland into Valley pursuant to New Jersey law, with Valley surviving, and immediately after the Effective Time, the Bank Merger shall be effected by the merger of the Bank into VNB pursuant to federal and New Jersey law, with VNB surviving.

           Pursuant to the Merger Agreement, at the Effective Time, each share of Lakeland Common Stock shall be converted into the right to receive 1.286 (the "Exchange Ratio") shares of Valley Common Stock. No fractional shares of Valley Common Stock shall be issued, and in lieu thereof, any holder of Lakeland Common Stock who otherwise would be entitled to receive a fractional interest will receive an amount in cash determined by, multiplying such fractional interest by the Average Closing Price.

           At the Effective Time, each unexercised Lakeland Option shall be converted, at the election of the holder thereof, as follows, provided that only an optionee who is an employee of Lakeland or the Bank at the Effective Time and who will become an employee of Valley or VNB immediately after the Effective Time shall be entitled to select option (i):

           (i) into an option to purchase Valley Common Stock, wherein (x) the right to purchase shares of Lakeland Common Stock pursuant to the Lakeland Option shall be converted into the right to purchase that same number of shares of Valley Common Stock multiplied by the Exchange Ratio, (y) the option exercise price per share of Valley Common Stock shall be the Lakeland Option exercise price divided by the Exchange Ratio and (z) in all other material respects the option shall be subject to the same terms and conditions as governed the Lakeland Option on which it was based, including the length of time within which the option may be exercised and for any options which are "incentive stock options" (as defined in the Code), the adjustments shall be and are intended to be effected in a manner which is consistent with
           Section 424(a) of the Code; or

           (ii) if the Lakeland Option is fully vested at the Closing, into the right to receive immediately after the Effective Time a number of shares of Valley Common Stock equal to (x) the excess of the sum determined by multiplying (A) the number of shares of Lakeland Common Stock covered by the Lakeland Option, times (B) the Exchange Ratio, times (C) the Average Closing Price, less
           (y) the aggregate exercise price for the Lakeland Option (z) divided by the Average Closing Price. No fractional shares of Valley Common Stock will be issued in conversion of the Lakeland Options and, in lieu thereof, each optionee who would otherwise be entitled to a fractional interest will receive an amount in cash determined by multiplying such fractional interest by the Average Closing Price.

           Immediately after the Effective Time, the Bank Merger will be effected without the issuance of any additional stock of VNB.

           In addition to the foregoing facts, on the date hereof, you have delivered certificates in which you have made the following additional representations in regard to the Merger and the Bank Merger and have authorized us to rely on such representations in expressing the within opinions:

           1. The fair market value of the Valley Common Stock received by each Lakeland shareholder in connection with the Merger will be approximately equal to the fair market value of the Lakeland Common Stock surrendered in the transaction.

           2. To the best knowledge of the management of Lakeland, there is no plan or intention on the part of the shareholders of Lakeland on the date hereof to sell, exchange or otherwise dispose of a number of shares of Valley Common Stock received in the Merger that would reduce such Lakeland shareholders' ownership of Valley Common Stock to a number of shares having a value, as of the date of the Merger, of less than 51 percent of the value of all of the formerly outstanding Lakeland Common Stock as of the same date. For purposes of this representation, shares of Lakeland Common Stock exchanged for cash in lieu of fractional shares of Valley Common Stock will be treated as outstanding Lakeland Common Stock on the date of the Merger. In valuing the formerly outstanding Lakeland Common Stock as of the date of the Merger, there shall be taken into account the amount of any distribution made to its shareholders in cash or property made by reason of or in connection with the Merger. In addition, and not in limitation of the foregoing, Lakeland has considered, in making this representation, any shares of Lakeland Common Stock that have been sold, redeemed or otherwise disposed of by shareholders who own 5 percent or more of Lakeland Common Stock, or by shareholders who are officers or directors of Lakeland, after the announcement of the Merger and prior to the Effective Time to the extent the management of Lakeland has knowledge on the date hereof of any such sales, redemptions or dispositions.

           3. Following the Merger, Valley will not issue additional shares of its stock that would result in the present shareholders of Valley losing control of Valley within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code"). (Hereafter, "Section" references shall be references to Sections of the Code.).

           4. None of the compensation received by any shareholder-employees of Lakeland will be separate consideration for, or allocable to, any of their shares of Lakeland Common Stock.

           5. Valley has no plan or intention to reacquire any of its stock issued in the Merger.

           6. Valley has no plan or intention to liquidate, to sell or otherwise dispose of any of the assets of Lakeland acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C).

           7. The payment of cash in lieu of fractional shares of Valley Common Stock is solely for the purpose of avoiding the expense and inconvenience to Valley of issuing fractional shares of Valley Common Stock and does not represent separately bargained for consideration.

           8. The liabilities of Lakeland assumed by Valley (if any) and the liabilities to which the transferred assets of Lakeland are subject (if any) were incurred by Lakeland in the ordinary course of its business.

           9. Following the Merger, Valley will continue the historic business of Lakeland or use a significant portion of Lakeland's historic business assets in a business.

           10. There is no intercorporate indebtedness existing between Lakeland, Valley and VNB and/or the Bank that was issued, acquired, or will be settled at a discount.

           11. No parties to the Merger or the Bank Merger are investment companies as defined in Sections 368(a)(2)(F)(iii) and (iv).

           12. Lakeland and the Bank are not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A).

           13. The fair market value of the aggregate assets of Lakeland transferred to Valley in the Merger will equal or exceed the sum of the liabilities assumed by Valley plus the amount of liabilities, if any, to which the transferred assets are subject.

           14. As of the effective date of the Bank Merger, Valley will own all of the issued and outstanding capital stock of the Bank (at least 95% of which it acquired in the Merger) and Valley owns all of the issued and outstanding capital stock of VNB.

           15. There is no plan or intention on the part of Valley on the date hereof to sell, exchange or otherwise dispose of any capital stock of VNB or to permit VNB to issue additional shares of VNB's capital stock to any party other than Valley.

           16. VNB has no plan or intention to liquidate, to sell or otherwise dispose of any of the assets of the Bank acquired in the Bank Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(c).

           17. The liabilities of the Bank assumed by VNB (if any) and the liabilities to which the transferred assets of the Bank are subject (if any) were incurred by the Bank in the ordinary course of its business.

           18. Following the Bank Merger, VNB will continue the historic business of the Bank or use a significant portion of the Bank's historic business assets in a business.

           19. The fair market value of the aggregate assets of the Bank transferred to VNB in the Bank Merger will equal or exceed the sum of the liabilities assumed by VNB plus the amount of liabilities, if any, to which the transferred assets are subject.

           As counsel to Valley and VNB, we have examined the Merger Agreement and copies of ancillary agreements, certificates, instruments and documents pertaining to the Merger and the Bank Merger delivered by the parties thereto. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us. As to any facts material to our opinions expressed herein, we have relied on representations of the parties to the Merger and the Bank Merger without undertaking to verify the same by independent investigation. The within opinions are based on our analysis of the Code, Treasury Regulations promulgated thereunder, and relevant interpretive authorities as in effect on the date hereof.

           Based on the foregoing, we are of the opinion that:

           1.   The Merger qualifies as a "reorganization" within the meaning of
 Section 368(a)(1)(A). Valley and Lakeland each are a "party to a reorganization" within the meaning of Section 368(b)(2).

           2. No gain or loss will be recognized by Valley or Lakeland in connection with the Merger. Sections 361(a) and 1032.

           3. No gain or loss will be recognized by the shareholders of Lakeland whose Lakeland Common Stock is converted solely into Valley Common Stock in connection with the Merger. Section 354(a).

           4. Lakeland shareholders receiving cash in lieu of fractional shares of Valley Common Stock will be treated as if such fractional shares had been received from Valley and then subsequently redeemed by Valley. The cash received by the Lakeland shareholders in lieu of fractional shares will be treated as having been received as full payment in exchange for the fractional shares deemed to have been redeemed as provided in Section 302(a). Rev. Rul. 66-365, 1966-2 C.B. 116, Rev. Proc. 77-41, 1977-2 C.B. 574. Accordingly, such shareholders will recognize gain or loss on the receipt of such cash measured by the difference between the amount of such cash and the respective adjusted basis of such shareholders in their fractional shares of Valley Common Stock considered to have been redeemed.

           5. The basis of any Valley Common Stock received by a shareholder of Lakeland in connection with the Merger shall equal the adjusted basis of the shareholder's Lakeland Common Stock converted in the transaction, reduced by the amount of cash received, if any, on the conversion, and increased by the amount of gain recognized, if any, on the conversion (whether characterized as dividend as capital gain income).

           6. The holding period of the Valley Common Stock received by the shareholders of Lakeland in connection with the Merger will include the period during which their Lakeland Common Stock converted in the transaction was held, provided such stock was held as a capital asset on the date of the Merger.
 Section 1223(1).

           7. The Bank Merger qualifies as a "reorganization" within the meaning of Section 368(a)(1)(A). VNB and the Bank each are a "party to a reorganization" within the meaning of Section 368(b)(2).

           8. No gain or loss will be recognized by VNB or the Bank in connection with the Bank Merger. Section 361(a).

                                    Very truly yours,